UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported: December 27, 2012)

Innophos Holdings, Inc.
(Exact name of Registrant as specified in its their Charter)

Delaware (States or other jurisdictions of incorporation)	001-33124 (Commission File Numbers)	20-1380758 (IRS Employer Identification Nos.)

259 Prospect Plains Road
Cranbury, New Jersey 08512
(Address of Principal Executive Office, including Zip Code)

(609) 495-2495
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

                On December 21, 2012, Registrant Innophos Holdings, Inc. and certain of its wholly owned subsidiaries, including Innophos Investments Holdings, Inc. and Innophos, Inc. (each a “Company” and collectively, the “Companies”), entered into an amended and restated Credit Agreement (the “Credit Agreement”) with a group of lenders (collectively, the “Lenders”) including Wells Fargo Bank, National Association, as administrative agent.
                The Credit Agreement provides the Companies with a term loan of $100.0 million and a revolving line of credit from the Lenders of up to $225.0 million, including a $20.0 million letter of credit sub-facility, all maturing on December 21, 2017. Prepayments of term loan are required at the rate of 1% of original principal amount per quarter beginning on March 31, 2013.  Interest accruing on amounts borrowed under the term loan and revolving line is based on an applicable margin over LIBOR (London Interbank Offered Rate) or bank base rate, ranging from 125 to 225 basis points for LIBOR and 25 to 125 basis points for base rate loans, in each case with loan period and interest alternative as chosen by the Companies, which margin is adjusted quarterly depending on a total leverage ratio (as computed under the Credit Agreement) for the period in question. Commitment fees on the unused revolving line range from 15 to 37.5 basis points, depending on total leverage ratio (as computed under the Credit Agreement) for the period in question. The initial applicable margin for LIBOR based loans, base rate loans and the commitment fee were 150, 50 and 20 basis points, respectively.
                The Credit Agreement also provides for possible additional revolving indebtedness under an incremental facility of up to $50.0 million (i.e. an aggregate of revolving capacity up to $275.0 million) upon future request by Innophos Holdings, Inc. to existing Lenders (and depending on their consent) or from other willing financial institutions invited by the Company and reasonably acceptable to the administrative agent to join in the Credit Agreement. This revolving credit facility increase, if implemented, may provide for higher applicable margins, with limitations, for interest rates than those in effect for the original revolving commitments under the Credit Agreement.
                The obligations of the Companies under the Credit Agreement are secured by first priority liens on substantially all the United States assets of the Companies, as well as a pledge of 65% of the voting equity of entities holding the Companies’ foreign subsidiaries.
                The Credit Agreement contains representations given to the Lenders about the nature and status of the Companies’ business that serve as conditions to future borrowings, and affirmative, as well as negative, covenants typical of senior facilities of this kind that prohibit or limit a variety of actions by the Companies and their subsidiaries generally without the Lenders’ approval.  These include covenants that affect the ability of those entities, among other things, to (a) incur or guarantee indebtedness, (b) create liens, (c) enter into mergers, recapitalizations or assets purchases or sales, (d) change names, (e) make certain changes to their business, (f) make restricted payments that include dividends, purchases and redemptions of equity (g) make advances, investments or loans, (h) effect sales and leasebacks or (i) enter into transactions with affiliates, (j) allow negative pledges or limitations on the repayment abilities of subsidiaries or (k) amend subordinated debt. However, subject to continued compliance with the overall leverage restrictions described in more detail below, the Companies retain flexibility under the Credit Agreement to develop their business and achieve strategic goals by, among other things, being permitted to take on additional debt, pay dividends, re-acquire equity and make domestic acquisitions. Foreign acquisitions and investments are also permitted up to a fixed limit which is set initially at $150.0 million and can increase with ongoing cash generation up to as high as $300.0 million.
                 Among its affirmative covenants, the Credit Agreement requires the Companies to maintain the following consolidated ratios (as defined and calculated according to the Credit Agreement) as of the end of each fiscal quarter:
(a)           “Total Leverage Ratio” less than or equal to 3.00 to 1.00

(b)           “Senior Leverage Ratio” less than or equal to 2.50 to 1.00, and

(c)           “Fixed Charge Coverage Ratio” greater than or equal to 1.25 to 1.00.
                On December 21, 2012, the date the Companies entered into the Credit Agreement, the Total Leverage Ratio, Senior Leverage Ratio, and Fixed Charge Coverage Ratio calculated in accordance with the agreement were 0.84, 0.84 and 1.97, respectively.
                The Credit Agreement provides for “Events of Default” that, unless waived, can or will lead to acceleration of obligations upon the occurrence, continuation and/or notice, as applicable, of specified events typical of senior facilities of this kind. These include (a) failures to pay interest or principal on loans, (b) misrepresentations, (c) failures to observe covenants, (d) cross defaults of other indebtedness in excess of $20.0 million, (e) uninsured and unsatisfied judgments in excess of $20.0 million or certain orders or injunctions, (f) bankruptcy and insolvency events, (f) events leading to aggregate liability under the Employee Retirement Income Security Act of 1974 (ERISA) in excess of $20.0 million, (g) changes of control, (h) invalidity of credit support /security agreements, and (h) certain disadvantageous changes in Credit Agreement debt compared to subordinated debt.
                As of the date of this Current Report on Form 8-K, $135.0 million had been borrowed under the Credit Agreement, and total availability was $188.1 million, taking into account $ 1.9 million in face amount of letters of credit.
The Credit Agreement effectively replaces a smaller senior credit facility entered into on August 27, 2010.
                The above summary description is qualified in its entirety by the full text of the Credit Agreement, a copy of which, together with its forms of Exhibits and Schedules, is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01 Other Events
On December 21, 2012, the Registrant issued a press release announcing the entry into the Credit Agreement described in Item 1.01. A copy of that press release is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.
The following exhibits are filed with this report:

(d) Exhibit No.	Description

99.1	Credit Agreement, dated December 21, 2012, between Registrant and a group of Lenders, including Wells Fargo Bank, National Association, as administrative agent
99.2	Press Release dated December 21, 2012 regarding Credit Agreement

SIGNATURES
According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INNOPHOS HOLDINGS, INC.

By: /s/ Mark Feuerbach
Name: Mark Feuerbach Title: Vice President, Treasury, Financial Planning Analysis
Dated: December 27, 2012